UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2006

NUTRITION 21, INC.

(Exact name of registrant as specified in its charter)

New York	0-14983	11-2653613
(State or Other Jurisdiction of Incorporation)	(Commission file Number)	(IRS Employer Identification No.)

4 Manhattanville Road, Purchase, New York                               10577
(Address of Principal Executive Offices)                 (Zip Code)

Registrant's telephone number, including area code: (914) 701-4500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 15, 2006, the Company entered into a merger agreement (the “Agreement”) dated as of August 15, 2006 with Iceland Health, Inc., a New York corporation (“Iceland Health”), for the merger of Iceland Health into N21 Acquisition Corp., a newly formed New York corporation that is wholly owned by the Company. Iceland Health is a privately held company that is owned by Mark Stenberg and Arnold Blair (the “Stockholders”) and is in the business of marketing and selling fish oil and omega-3 fatty acids that are manufactured by an Iceland company. It markets its products through direct response channels including TV infomercials, print, radio, direct mail and internet e-commerce.

The closing under the agreement is scheduled for September 15, 2006, but is subject to satisfactory due diligence and other terms and conditions.

At the closing, the Company will pay or deliver to the Stockholders 8,000,000 shares of the Company’s common stock; $1,000,000 in cash; $2,500,000 in notes that will be due in three years with 5% interest and that will be secured with the “Iceland Health” trade name and trade mark; and up to $2,500,000 in earn out payments based on 3% of the amount by which Net Sales of Eligible Products (each as defined) in successive one-year periods after the Closing exceed $10,000,000. The Company will be required to issue to the Stockholders up to 1.5 million additional shares of the Company’s common stock if the volume weighted average price of the Company’s common stock during the 30 trading days immediately preceding the first anniversary of the Closing is less than $2 per share.

After the closing, the Company will pay to the Stockholders the amount if any by which Working Capital (as defined) at the closing is more than $100,000, and the Stockholders will pay to the Company the amount if any by which working capital at the closing is less than $100,000.

The shares issued and issuable to the Stockholders at the closing will initially be restricted, but the Company will be required to file a registration statement for these shares within 90 days after the closing. Notwithstanding registration, the shares (except for a total of up to 920,000 shares to be transferred by the Stockholders to other persons) will be restricted so that no shares can be sold during the first year after the closing, one-third can be sold during the second year after the closing, and two thirds can be sold during the third year after the closing. The restrictions lapse on the third anniversary of the closing. Restrictions also lapse earlier upon sale of the Company or of all or substantially all of its assets or the purchase by any person or entity of 35% or more of the Company’s then outstanding common stock.

Each Stockholder will at the closing enter into a three-year employment agreement with the Company that provides for a base salary of $225,000 per year. For each full fiscal year during a Stockholder’s employment in which the Company has positive EBITDA, the Company will pay to him a bonus equal to 0.25% (but not more than $50,000) of the Company’s direct response sales in excess of $30 million during such fiscal year, plus 2.5% (but not more than $100,000) of any direct response operating profits in excess of $3 million during such fiscal year. The employment agreement also provides that each Stockholder is to be granted options during the period ending December 31, 2007 based on the number of options granted to executives similarly situated, and that he will be eligible for additional options during the balance of his employment term. If the Company terminates the employment of a Stockholder other than For Cause (as defined), the Company will be required to pay to the Stockholder his base salary for 12 months or to the end of the term, whichever is less. The restrictions on shares issued and issuable to a Stockholder also lapse if there is a Final Determination (as defined) that the Stockholder’s employment was terminated by the Company other than For Cause (as defined) or that the Stockholder terminated his employment with the Company for Good Reason (as defined).

At the closing the stockholders will also enter into a confidentiality and non-compete agreement in favor of the Company.

The Agreement contains representations, warranties and indemnity obligations by the parties, as well as additional covenants.

A copy of the Agreement is attached as Exhibit 2.1. The form of the notes and of the other ancillary agreements and instruments referred to above are include in Exhibit 2.1 as exhibits to the Agreement. The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the full text of the exhibit. A copy of the press release issued by the Company dated August 15, 2006 and issued on August 15, 2006 is also furnished herewith as Exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibit	Description
2.1	Merger Agreement dated as of August 15, 2006 by and among the Company, N21 Acquisition Corp,, Iceland Health, Inc., Mark Stenberg and Arnold Blair
99.1	Press Release dated August 15, 2006 by the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NUTRITION 21 INC.
Registrant

Date: August 17, 2006

	By:	/s/ Paul Intlekofer
PAUL INTLEKOFER
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
2.1	Merger Agreement dated as of August 15, 2006 by and among the Company, N21 Acquisition Corp,, Iceland Health, Inc., Mark Stenberg and Arnold Blair

99.1	Press Release dated August 15, 2006 by the Company Wireless Corporation